AMG FUNDS III

AMENDMENT NO. 25 TO THE DECLARATION OF TRUST

CERTIFICATE AND INSTRUMENT OF AMENDMENT

September 15, 2016

The undersigned, constituting at least a majority of the Trustees of AMG Funds III (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Trust’s Declaration of Trust dated November 23, 1987, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Section 5.11 of the Declaration of Trust provides that the Trustees may authorize the division of shares into two or more series and that the different series shall be established and designated upon the execution of a majority of the then Trustees of an instrument setting forth such establishment and designation;

WHEREAS, the Trustees wish to redesignate Service Class shares of AMG Managers Cadence Capital Appreciation Fund and AMG Managers Cadence Mid Cap Fund and Institutional Class shares of AMG Managers Cadence Emerging Companies Fund, AMG Managers Bond Fund and AMG Managers Special Equity Fund as Class I shares;

WHEREAS, the Trustees wish to redesignate Institutional Class shares of AMG Managers Cadence Capital Appreciation Fund and AMG Managers Cadence Mid Cap Fund as Class Z shares;

WHEREAS, the Trustees wish to redesignate Investor Class shares of AMG Managers Cadence Capital Appreciation Fund and AMG Managers Cadence Mid Cap Fund as Class N shares;

WHEREAS, the Trustees wish to redesignate Service Class shares of AMG Managers Cadence Emerging Companies Fund, AMG Managers Bond Fund and AMG Managers Special Equity Fund and the shares of AMG Managers Global Income Opportunity Fund as Class S shares;

WHEREAS, the Trustees wish to redesignate AMG Managers Bond Fund as AMG Managers Loomis Sayles Bond Fund.

NOW THEREFORE, effective as of October 1, 2016, the undersigned, constituting a majority of the Trustees of the Trust, pursuant to Section 5.11 of the Declaration of Trust, do hereby redesignate each of the share classes and Funds as described above.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Bruce B. Bingham	/s/ Christine C. Carsman
Bruce B. Bingham	Christine C. Carsman

/s/ William E. Chapman, II	/s/ Edward J. Kaier
William E. Chapman, II	Edward J. Kaier

/s/ Kurt Keilhacker	/s/ Steven J. Paggioli
Kurt Keilhacker	Steven J. Paggioli

/s/ Richard F. Powers III	/s/ Eric Rakowski
Richard F. Powers III	Eric Rakowski

/s/ Victoria Sassine	/s/ Thomas R. Schneeweis
Victoria Sassine	Thomas R. Schneeweis